EXHIBIT 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

January 8, 2009

TEAMSTERS OVERWHELMINGLY VOTE ‘YES’

TO MODIFY CURRENT CONTRACT WITH YRC WORLDWIDE

• Company estimates annual cost savings of $220-$250 million

• Modifications to provide long-term benefits for the company

OVERLAND PARK, KAN. – YRC Worldwide Inc. (NASDAQ: YRCW) announced today that its union employees represented by the International Brotherhood of Teamsters have voted overwhelmingly to modify the current labor agreements for the company’s Yellow Transportation, Roadway, Holland and New Penn business units.

The modified contract includes a 10 percent reduction in all wages paid, inclusive of scheduled increases, and the suspension of cost of living adjustments (COLA) for the remaining life of the contract. In exchange, Teamsters employees will receive a 15 percent ownership stake in YRC Worldwide, allowing them to share in future company performance. Contributions to the health, welfare and pension plans will continue as previously negotiated.

Non-union employees will experience the same or greater percent reduction in total compensation as their union counterparts, including modifications made last year to the non-union pension, retirement and other benefit programs. Non-union employees have also received options to purchase up to a seven percent ownership stake in the company. Senior executives will reduce total compensation, but will not be eligible to participate in the stock option program.

Bill Zollars, Chairman, President and CEO of YRC Worldwide, commented, “During a time of economic hardship, we are proud of the understanding and support of our employees. The amended contract will provide our company with significant annual cost reductions that will also have long-term benefits as the economy recovers.”

The company expects to achieve $220 to $250 million in annual savings from its labor contract modification during the remaining term of the contract in addition to the $75 to $85 million in savings in 2009 from the non-union compensation reductions that were effective January 1, 2009. The company also expects to improve 2009 operating income by a run rate of $200 million from the integration of the Yellow Transportation and Roadway networks that is expected to be complete in early spring 2009.

“This agreement is another critical step in our wide-ranging plan to strengthen our balance sheet, while enhancing service for our customers through our national integration of Yellow and Roadway,” said Zollars. “With this wage reduction and our other planned cost savings, we are confident that we can sustain our liquidity position and meet our debt obligations, despite the economic downturn, upon completion of negotiations on an amendment to our credit facilities.”

Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “will” or similar expressions.

The company’s expectations regarding an amendment to its credit facilities are only its expectations regarding this matter. Whether the company and its banks actually enter into an amendment is entirely dependent on the outcome of their discussions and approval of a majority in interest of the participating banks.

The company’s expectations regarding its continued compliance with its debt obligations are only its expectations regarding this matter. Actual compliance will depend upon the company reaching an acceptable amendment to its credit facilities and its compliance with the ultimately negotiated terms of that amendment. Whether the company can comply with those terms may be determined by the company’s operating results or its ability to further reduce its debt through asset sales, capital market transactions or other means.

The company’s expectations regarding sustaining its liquidity position are only its expectations regarding this matter. Actual liquidity levels will depend upon the company’s operating results, its access to credit facilities or credit markets, cash received as a result of asset dispositions or capital market transactions.

The company’s actual future results and debt levels could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company’s expectations regarding the timing of, and results from, the consolidation or integration of Yellow Transportation and Roadway facilities are only its expectations regarding this matter. Actual timing and results could differ depending on whether the company’s affected unionized employees approve the changes, the readiness of employees to utilize new combined processes and the effectiveness of deploying existing technology necessary to facilitate the combination of processes.

The company’s expectations regarding the cost savings from its unionized employees during the remaining term of its labor contract and cost savings from its non-union employee wage reductions are only its projections of these savings. The actual amount would be determined by actual levels of employment. A number of other Teamster bargaining units and bargaining units represented by other unions are not subject to the National Master Freight Agreement. The company’s estimates of cost savings also assume that a significant number of these additional bargaining units ratify similar proposals.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 58,000 people.

Investor Contact:	Media Contact:
Sheila Taylor	Suzanne Dawson
YRC Worldwide Inc.	Linden Alschuler & Kaplan
913.696.6108	212.329.1420
sheila.taylor@yrcw.com	sdawson@lakpr.com